TRANSATLANTIC PETROLEUM CORP.     NEWS

EXPLORATION/PRODUCTION UPDATE

FOR IMMEDIATE RELEASE
---------------------

Calgary, Alberta (December 19, 2000) - TransAtlantic Petroleum Corporation (TSE:TNP.U) announces the following update regarding its activities.

The Company is pleased to announce that the successful completion of the Hana-7 and Hana-8 wells in the Company's Hana Field, West Gharib Concession in Egypt. The Hana-7 well tested oil at approximately 1,500 barrels per day from 62 feet of net sand pay in the Kareem formation and has been completed and placed on production increasing daily production from the field to over 3,600 barrels per day. The Hana-8 well encountered 40 feet of net sand pay in the Kareem formation and an additional 20 feet of net sand pay in the underlying Rudeis formation. The Rudeis discovery constitutes a new pool in the field. It is anticipated the Hana-8 well will boost field production to over 4,000 barrels per day. The Hana-7 and -8 wells constitute the initial phase of a multi-well development and pressure maintenance drilling program in the Hana field.

In the U.S., the Company is a working interest owner in the Winfield Ranch 17 1E Well drilled in Pecos County, Texas. The well is the subject of an ongoing lawsuit against Weatherford International and various Weatherford subsidiaries as a result of drill pipe failure. In an effort to mitigate the damages to the Winfield Ranch 17 1E Well when Weatherford's drill pipe twice failed, Weatherford took over operations of the well and will attempt to sidetrack the well into the Ellenburger formation, at its sole risk and expense. Weatherford has now completed milling out 1,647 feet of 5" liner from the well and will attempt to sidetrack the well out of the bottom of the 7 3/4" liner. The sidetrack attempt will start at approximately 21,530 feet and will attempt to reach the Ellenburger Formation. The original wellbore reached a total depth at 25,740 feet.

The working interest owners have made no agreement with Weatherford other than consenting to allow Weatherford to attempt such mitigation efforts as it may choose. In March 1999, the working interest owners together with the operator, Baytech, Inc., filed a lawsuit against Weatherford in state court in Pecos County, Texas. The lawsuit against Weatherford seeks compensatory damages, exemplary damages and attorney fees as a consequence of the pipe failures. The working interest owners continue to prosecute the lawsuit. Trial of the lawsuit is presently set for January 22, 2001 but is likely to be continued to a date later in 2001. The Company, through its wholly owned subsidiary TransAtlantic Petroleum (USA) Corp. owns a 11.91% interest prior to payout and a 12.57% interest after payout in the Winfield Ranch 17 1E Well and owns the same percentages in whatever recovery results from the lawsuit against Weatherford.

The Company has issued its 3rd Quarter Financial Statements, copies of which accompany this press release. The overall financial position of the Company continues to improve. The majority of the Company's oil revenues are from its Nigerian Ejulebe field. These revenues are offset by the service fee paid to the service contractor who provided all of the capital for development that field.

Through its wholly owned subsidiary GHP Exploration (West Gharib) Ltd., TransAtlantic has a 30% interest in the 630 thousand acre West Gharib Concession, onshore Gulf of Suez, Egypt where the Hana field is located. TransAtlantic is engaged in the exploration, development and production of crude oil and natural gas in Egypt, Nigeria and in the USA.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

CONTACTS:
---------
BARRY D. LASKER - (713) 626-9373
SCOTT LARSEN    - (713) 626-9373
INTERNET: http://www.tapcor.com

STATEMENTS REGARDING ANTICIPATED OIL AND GAS PRODUCTION AND OTHER OIL AND GAS OPERATING ACTIVITIES, INCLUDING THE COSTS AND TIMING OF THOSE ACTIVITIES, ARE "FORWARD LOOKING STATEMENTS". THE STATEMENTS INVOLVE RISKS THAT COULD SIGNIFICANTLY IMPACT TRANSATLANTIC PETROLEUM CORP. THESE RISKS INCLUDE, BUT ARE NOT LIMITED TO, ADVERSE GENERAL ECONOMIC CONDITIONS, OPERATING HAZARDS, DRILLING RISKS, INHERENT UNCERTAINTIES IN INTERPRETING ENGINEERING AND GEOLOGICAL DATA, COMPETITION, REDUCED AVAILABILITY OF DRILLING AND OTHER WELL SERVICES, FLUCTUATIONS IN OIL AND GAS PRICES AND PRICES FOR DRILLING AND OTHER WELL SERVICES AND GOVERNMENT REGULATION AND FOREIGN POLITICAL RISKS, AS WELL AS OTHER RISKS.

                          TRANSATLANTIC PETROLEUM CORP.
                    INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                          TRANSATLANTIC PETROLEUM CORP.
                       INTERIM CONSOLIDATED BALANCE SHEETS

                                              (thousands of U.S. dollars)
                                                                   September 30,         December 31,
                                                                       2000                  1999
                                                                       ----                  ----
ASSETS                                                             (Unaudited)

CURRENT ASSETS
    Cash and short-term investments                                  $       71           $      161
    Restricted cash                                                          --                  563
    Accounts receivable                                                     532                  275
    Other current assets                                                    125                   92
                                                                     ----------           ----------
                                                                            728                1,091

PROPERTY AND EQUIPMENT                                                   16,015               14,554
                                                                     ----------           ----------
                                                                     $   16,743           $   15,645
                                                                     ==========           ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable and accrued liabilities                        $    1,119           $    1,704
     Indebtedness  (Note 2)                                               3,120                2,882
                                                                     ----------           ----------
                                                                          4,239                4,586

SHAREHOLDERS' EQUITY
     Share capital (Note 1)                                              28,879               26,633
     Deficit                                                            (16,375)             (15,574)
                                                                     ----------           ----------
                                                                         12,504               11,059
                                                                     ----------           ----------
                                                                     $   16,743           $   15,645
                                                                     ==========           ==========

         See accompanying notes to interim consolidated financial statements.

APPROVED BY THE BOARD OF DIRECTORS:

"GEORGE H. PLEWES"                                            "BARRY D. LASKER"
GEORGE H. PLEWES                                              BARRY D. LASKER
DIRECTOR                                                      DIRECTOR

                          TRANSATLANTIC PETROLEUM CORP.
            INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

              (thousands of U.S. dollars, except per share amounts)
                                   (Unaudited)

                                                                           For the Nine Months Ended
                                                                                  September 30,
                                                                      --------------------------------------
                                                                             2000                  1999
                                                                      ---------------        ---------------
OIL AND GAS REVENUES
   Oil and gas sales, net of royalties                                      $  25,365              $  16,844
   Interest income                                                                162                    500
                                                                      ---------------        ---------------
                                                                               25,527                 17,344

OIL AND GAS EXPENSES
   Production
        Service Fees                                                           21,551                 16,396
        Production taxes                                                        1,614                     --
        Other production costs                                                  1,204                    729
   Writedown of oil and gas properties                                             --                    152
   Depreciation, depletion and amortization                                       824                    745
                                                                      ---------------        ---------------
                                                                               25,193                 18,022

                                                                      ---------------        ---------------
   OPERATING INCOME (LOSS)                                                        334                  (678)

General and administrative expenses                                               984                    869
Interest and other expenses                                                       151                    198

                                                                      ---------------        ---------------
   NET LOSS FOR THE PERIOD                                                        801                  1,745

DEFICIT, BEGINNING OF PERIOD                                                   15,574                 12,686
                                                                      ---------------        ---------------

DEFICIT, END OF PERIOD                                                      $  16,375              $  14,431
                                                                      ===============        ===============

   Net loss per share                                                        $   0.01               $   0.03
                                                                      ===============        ===============






         See accompanying notes to interim consolidated financial statements.

                          TRANSATLANTIC PETROLEUM CORP.
                  INTERIM CONSOLIDATED STATEMENTS OF CASH FLOW

           (thousands of U.S. dollars, except per share amounts)(Unaudited)

                                                                       FOR THE NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                      2000                1999
                                                                -----------------   -----------------
OPERATING ACTIVITIES

Net loss for the period                                              $     (801)          $   (1,745)

     Items not involving cash:
          Depreciation, depletion and amortization                          824                  745
          Other items not involving cash                                    202                  617
                                                                -----------------   -----------------
     Funds provided by (used in) operations                                 225                 (383)
Changes in non-cash working capital                                         271                 (373)
                                                                -----------------   -----------------
CASH USED IN OPERATING ACTIVITIES                                           496                 (756)
                                                                -----------------   -----------------

INVESTING ACTIVITIES

     Exploration and acquisition of oil and gas properties               (2,286)              (2,263)
     Changes in non-cash working capital                                   (690)               4,081
                                                                -----------------   -----------------

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                          (2,976)               1,818
                                                                -----------------   -----------------

FINANCING ACTIVITIES

     Repayments of long-term debt                                            --               (4,354)
     Issuance of common shares, net (Note 2)                              2,152                  900
     Changes in non-cash working capital                                    238                 (238)
     Other                                                                   --                   86
                                                                -----------------   -----------------

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                           2,390               (3,606)
                                                                -----------------   -----------------

DECREASE IN CASH AND SHORT-TERM INVESTMENTS                                 (90)              (2,544)

Cash and short-term investments, beginning of period                        161                2,955
                                                                -----------------   -----------------

CASH AND SHORT-TERM INVESTMENTS, END OF PERIOD                       $       71           $      411
                                                                -----------------   -----------------

Funds provided by (used in) operations per share                     $       --           $    (0.01)
                                                                -----------------   -----------------


       See accompanying notes to interim consolidated financial statements.

                          TRANSATLANTIC PETROLEUM CORP.

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: At November 15, 2000, the Company had 81,108,230 common shares issued and outstanding; 9,285,000 warrants for the purchase of common shares outstanding and 7,427,550 options for the purchase of common shares outstanding. The Company's term credit facility as described in Note 2 is convertible, at the option of the lender, into common shares of the Company. If the entire amount of the facility were converted, a total of 12.5 million common shares would be issuable.

NOTE 2: On November 7, 2000, the Company closed on a $2.5 million term credit facility at 12% interest. The Company paid $1.5 million (from the credit facility) to Global Marine Inc. to settle an outstanding current liability of in excess of $3.1 million and obtained a full release from Global Marine. During the first 12 months of the facility, the Lender has the right to convert the outstanding balance of the facility to common shares of the Company at $0.20 per share. This increases to $0.25 per share in the final 6 months of the facility. The Company also paid a fee to the lender in the amount of 1,724,138 shares as part of the credit facility transaction.

NOTE 3: Several of the wholly-owned subsidiaries (the "Subsidiaries") of TransAtlantic Petroleum Corporation (for purposes of this paragraph "the Company") were parties to an arbitration brought by a group of minority shareholders (the "Claimants") of Tarpon Benin S.A. which sought, among other things, damages in an amount sufficient to perform certain alleged obligations which the Claimants contend are required to be performed by the Subsidiaries pursuant to the terms of a shareholder agreement. By a ruling dated September 9, 2000, the arbitrator ruled that the Subsidiaries had breached the Shareholder Agreement and assessed damages of $1.8 million. Although the Company contended that it was not a party to the Shareholder Agreement and did not participate in the arbitration, the arbitrator ruled that the Company was subject to arbitration and further, that the Company had guaranteed all obligations of the Subsidiaries and is liable for the full amount of the award against the Subsidiaries. The Company has contested the arbitrators award in an action pending in the U.S. District Court for the Southern District of Texas. In that action, the Company asserts it had no obligation to arbitrate the claims in question. The matter is currently pending before the court. In the same court proceeding, the Subsidiaries have contested the award on the grounds the arbitrator exceeded his authority. No provision for any possible loss with respect to this contingency has been made in the consolidated financial statements. No assurances can be made that the Company will be successful as the outcome is indeterminable at this time.

NOTE 4: Effective January 1, 2000, the Company adopted the liability method of accounting for future income taxes. There has not been any change in the Company's deficit or future income taxes as a result of the application of this new accounting standard.

                                      -END-